June 24, 1997

Mr. John Ellison, Jr.
Chief Executive Officer
CinemaStar Luxury Theaters, Inc.
431 College Boulevard
Oceanside, California 92057


Dear Mr. Ellison:

This letter expresses our understanding of the intention of Rust Capital, Ltd. ("Buyer") to acquire from CinemaStar Luxury Theaters, Inc. (the "Company"), $15.0 million of newly issued common stock (the "Purchase") subject to the following terms and conditions:

     1. PURCHASE OF SHARES. The Shares shall be purchased from Company by Buyer based upon a $24.0 million aggregate valuation of the Company (the "Enterprise Value"). For the purpose of determining the number of Shares issued to Buyer, the Enterprise Value shall be increased by the cash balances of the Company on-hand as of the closing date and reduced by the aggregate liabilities of the Company as of the closing date to determine a value net of liabilities (the "Net Enterprise Value"). For the purpose of this calculation, cash on-hand shall include the aggregate exercise price of all options and warrants outstanding as of the closing date. For the purpose of this calculation, liabilities shall include but not be limited to the amount of funds necessary to (i) repay the notes owed by the Company to Pacific Concessions, Inc. ("PCI") including but not limited to principal, interest and penalties and charges necessary to relieve the Company of any and all financial and business obligations to PCI, (ii) pay all obligations pertaining to capital expenditures for which work has been performed or work is scheduled to be performed, (iii) any and all costs pertaining to the contemplated spin-off of the Company's business activities in the Republic of Mexico, (iv) the net present value of all management employment contracts calculated at a 10.0 percent discount rate, (v) estimated aggregate liability of any pending or threatened litigation to the extent that such liabilities can be estimated, (vi) the Company's half of any required Hart-Scott-Rodino filing fee, as provided below, and (vii) all other debts and obligations of the Company, for which the Company is required, pursuant to generally accepted accounting principles, to make an accrual as of the closing date.

                               RUST CAPITAL, LTD.
                327 CONGRESS AVENUE, SUITE 200, AUSTIN, TEXAS 78701;
                        (512) 482-0806, FAX (512) 474-1610


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CinemaStar Luxury Theaters, Inc.
June 20, 1997
Page 2

      The number of Shares issued to Buyer shall be calculated as the greater of (i) the product of 1.0408 and total number of common stock share equivalents determined on a fully diluted basis immediately prior to consummation of the transaction contemplated herein (the "Pre-Closing Shares), and (ii) the quotient obtained by dividing (x) the product of the number of Pre-Closing Shares times $15,000,000 by (y) the Net Enterprise Value. Under no circumstance shall the number of Shares of common stock issued to Buyer in connection with the Purchase be less than 51.0 percent of the outstanding capital stock of the Company calculated on a fully diluted basis after consummation of the transaction contemplated herein.

     Subsequent to the closing of the Purchase, the Company shall issue additional Shares (the "Adjustment Shares") to Buyer as compensation for any liabilities of the Company which related to events initiated on or prior to the closing but which were not recognized or formally incurred until subsequent to closing (the "Undisclosed Liabilities"). Such Undisclosed Liabilities shall include but not be limited to contingent liabilities pertaining to the possible outcome of litigation (initiated on, before or after the closing) in response to acts or omissions of the Company or Company management on or before the closing of the Purchase. The Undisclosed Liabilities shall not include any liabilities included in the determination of Net Enterprise Value pursuant to the first paragraph of this Section 1; however, Undisclosed Liabilities shall include any increase in the amount of such liabilities necessary to reflect a true and accurate calculation of such liabilities. The number of Adjustment Shares issued shall be calculated as the difference, if any, between (i) the number of Shares that would have been issued at the closing using the formulas in the preceding paragraph and assuming that the Net Enterprise Value had been reduced by the amount of the Undisclosed Liabilities and (ii) the number of Shares that would have been issued at the closing using the formula in clause (i) or (ii) of the preceding paragraph that yielded the lesser number of shares when calculated in relation to the closing.

     With respect to any matters giving rise to Undisclosed liabilities, the three continuing members of the board of directors of the Company (or their successors) shall direct the resolution of such matters after the closing date, subject to the approval of the full board of directors, which approval shall not be unreasonably withheld.

     2. USE OF PROCEEDS. The Company will use the proceeds from the Purchase to make certain capital expenditures related to the development and expansion of certain theaters; to retire the indebtedness to PCI and certain other debt; for working capital; and for general corporate purposes to be agreed upon in advance prior to consummation of the Purchase. In addition, the proceeds may be used for a fairness opinion of an investment banker to be selected by the Company, provided that the payment for such fairness opinion shall not exceed $150,000 and provided further that any payments in excess of $50,000 shall result in an adjustment to the Enterprise Value.

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CinemaStar Luxury Theaters, Inc.
June 20, 1997
Page 3

      3. CONDITIONS. The terms of the Purchase will be set forth in a definitive agreement mutually acceptable to Buyer and Company containing customary representations, warranties and covenants of, and indemnities for, a stock purchase of this kind. The obligation of Buyer to close under the definitive agreement will be subject to, among other things, Company's obtaining shareholder approval of any amendments of its Articles of Incorporation necessary to effect the transactions contemplated herein, the absence of defaults on the part of the Company pursuant to any material agreements to which the Company is a party, and the absence of any material adverse change in the business, financial condition or prospects of the Company arising after the date of the Company's most recent audited financial statements and not disclosed to the Buyer prior to the execution of the definitive agreement. The definitive agreement will contain provisions for a Break Fee in the amount described in Section 9 below in the event that the Purchase is not consummated for reasons of the sort set forth in Section 9 below.

     The Company will also demonstrate to the satisfaction of Buyer that it has the flexibility to be released at a cost not to exceed $25,000 in the aggregate to Buyer or Company from the leases for new theater sites in Kona, Hawaii and San Bernardino, California (the "New Leases") without liability or potential liability to the Company, should it desire to do so. Buyer has the option of requiring the Company to (i) obtain a full release at a cost not to exceed $25,000 in the aggregate to Buyer or Company from any and all liabilities associated with the New Leases, or (ii) make payments (the "Lease Termination Costs") necessary to obtain a release of any and all liabilities associated with the New Leases. In the event that the Company pays Lease Termination Costs, such payments shall be treated as a liability or Undisclosed Liability for the purpose of calculating the number of Shares issued to Buyer pursuant to Section 1 of this letter of intent.

     4. SCHEDULE. The Buyer shall prepare and deliver drafts of the definitive agreement to the Company as soon as reasonably practical.

     The Company shall obtain shareholder approval of the contemplated Purchase on or before August 28, 1997. The Closing of the Purchase shall occur on or before August 29, 1997. If the Securities and Exchange Commission shall make written comments to the proxy materials submitted by the Company relating to the meeting of shareholders called for the purpose of obtaining such approval and related amendments to the Company's articles of incorporation, and by reason of such comments the Company is delayed in releasing final proxy materials for a period in excess of ten business days, the date for shareholder approval shall be extended to September 12, 1997, and the date for the Closing of the Purchase shall be extended to September 13, 1997.

     Buyer shall have no obligation to continue negotiations with Company, to enter into any definitive agreement with Company, or to consummate the Purchase or any of the other transactions contemplated herein unless Buyer, in its sole discretion, is satisfied with the results of all due diligence investigations that it deems necessary. The due diligence

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CinemaStar Luxury Theaters, Inc.
June 20, 1997
Page 4


period shall begin immediately following the execution of this letter of intent and shall extend until July 15, 1997. At the end of the due diligence period Buyer will advise Company in writing whether Buyer will proceed or terminate negotiations. Negotiation of a definitive agreement will occur simultaneously with the due diligence period. Upon execution of the definitive agreement, the Company will promptly file with the SEC and send to shareholders any notice required by Rule 14f-1 under the Securities Exchange Act of 1934 and, upon the expiration of any waiting period required by such rule and funding of the Bridge Loan, the Company's Board of Directors will be reconstituted with four representatives of Buyer and three continuing directors. Insiders will grant proxies to Buyer, and upon reconstitution of the Board Buyer will fund the bridge loan described in Section 10 herein.

     Buyer and the Company will split the cost of any filing fees required under the Hart-Scott-Rodino Antitrust Improvements Act; provided that, the Company's half of any such fees shall be a reduction to the overall valuation of the Company for purposes of Section 1 above.

     5. OPERATION OF THE BUSINESS. Until the earliest to occur of (i) written notice from Buyer to the Company that Buyer is not satisfied with the results of the due diligence investigation referenced in paragraph 4 above and has determined to terminate negotiations, (ii) execution of a definitive agreement for the Purchase, and (iii) July 15, 1997, the Company shall conduct the business in the ordinary course consistent with previous practices, and will not make any material change therein, other than the repayment of unaffiliated third party debt, or incur any material liabilities in connection therewith other than liabilities incurred in the ordinary course of business consistent with previous practices and not exceeding $100,000 in the aggregate, without Buyer's prior consent, such consent not to be unreasonably withheld.

     6. EXPENSES. Each party hereto shall be responsible for all costs and expenses incurred by such party in connection with the negotiation, documentation and consummation of the Purchase.

     7. ACCESS. The Company shall afford to Buyer, its counsel, accountants and other representatives, free and full access to all of the offices, facilities, properties, equipment, inventories, books, contracts, commitments, records, customer information, list of employees and records, and other relevant records of the Company during normal business hours and shall furnish such persons with all information (including financial and operating data) concerning the business, assets and financial condition of the Company as Buyer shall reasonably request, and the Company shall assist Buyer, its counsel, accountants and representatives, in their examination of such materials.

     8. CONFIDENTIALITY. Buyer agrees that any information or material that is obtained from the Company will be used solely for the purposes of evaluating the Business and the Company in connection with the transactions contemplated hereby. Buyer agrees

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CinemaStar Luxury Theaters, Inc.
June 20, 1997
Page 5

that it and its representatives will not disclose any information which they receive from the Company to any third party, except as required by applicable law or legal process, without the prior written consent of the Company; provided, however, that any such information may be disclosed by Buyer to Buyer's representatives when they need to know such information for the purposes of preparing for and evaluating the Purchase. Buyer agrees that if the Purchase contemplated herein is not consummated for any reason, Buyer shall return or destroy all materials received from the Company or to the party furnishing such material. Buyer acknowledges that Company is a public reporting Company and it has not and will not buy or sell the Company's securities. The Company will issue a press release, to be mutually agreed upon with Buyer, upon execution of this letter of intent.

     9. EXCLUSIVITY. Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons conducted heretofore with respect to any merger, financing (other than any financing in the ordinary course of business consistent with previous practices not to exceed $100,000 in the aggregate and not involving the issuance of securities convertible into or exchangeable or exercisable for Company securities), consolidation, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving the company or any of its subsidiaries, as the case may be (any of the foregoing inquiries or proposals other than the Purchase and the Bridge Loan contemplated hereby arising prior to July 15, 1997 (whether initiated before or after the date of this letter of intent) being referred to as an "Acquisition Proposal"). From the date of this letter of intent until the earlier of the date Buyer advises Company of its intention to terminate negotiations as provided in Section 4 above, and July 15, 1997 (the "Exclusivity Period"), the Company shall not, directly or indirectly, through any of its officers, directors, employees, representatives or agents, initiate, solicit or encourage the initiation of, any inquiries or proposals regarding any Acquisition Proposal. Nothing contained in this Section 9 shall prevent the Board of Directors of the Company from considering, negotiating, approving and recommending to the stockholders of the Company a bona fide Acquisition Proposal, provided that the Board of Directors determines in good faith (upon advice of independent counsel) that it is required to do so in order to discharge properly its fiduciary duties, and provided further that any such action by the Board of Directors will give rise to the obligation of the Company to pay the Break Fee described below in the event the Company completes a transaction with a party other than Buyer as a result of such Acquisition Proposal.

     In the event Buyer advises Company of its intention to continue negotiations after its completion of due diligence review in accordance with
Section 4 above, and Buyer and Company enter into a definitive agreement, such definitive agreement shall provide for a Break Fee on substantially the same terms as are set forth in this letter of intent.

     Company shall immediately notify Buyer after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to Company in connection with an Acquisition Proposal or

CinemaStar Luxury Theaters, Inc.
June 20, 1997
Page 6

for access to the properties, books or records of Company by any person or entity that informs the Board of Directors that it is considering making, or has made, an Acquisition Proposal.

     Company will ensure that its officers, directors and employees and any investment banker or other representative or adviser retained by it are aware of the restrictions imposed by this Section 9.

     Company shall pay to Buyer a fee (the "Break Fee") of $600,000 within ten days of the first to occur of any of the following:

     (a) if Company breaches any of the provisions set forth in the first paragraph of Section 9;

     (b) if Company fails during the Exclusivity Period to enter into a definitive agreement with Buyer for a transaction on substantially the terms set forth in this letter of intent, provided that Buyer has negotiated in good faith, that Buyer has waived its due diligence condition, and provided further that Buyer has presented to the Company for its execution a definitive agreement on substantially the terms set forth in this letter of intent and otherwise containing only customary representations, warranties and covenants of, and indemnities for, a stock purchase of the kind contemplated herein (provided that, to the extent that, during the negotiation of the definitive agreement, Buyer has proposed and Company has agreed to the inclusion in the definitive agreement of any provision, such provision shall be deemed to be customary);

     (c) if Buyer and Company enter into a definitive agreement and the approval of Company shareholders to such agreement and any required amendments to the Company's Articles of Incorporation is not received on or before August 28, 1997 (or, if extended as provided above, September 12, 1997); or

     (d) if on or before June 30, 1998, the Company consummates a transaction pursuant to an Acquisition Proposal arising prior to (including any such Acquisition Proposal arising prior to the execution of this letter agreement) or during the Exclusivity Period with a party other than Buyer.

     10. BRIDGE LOAN. Buyer will provide to Company a loan (the "Bridge Loan") in the amount of $2.0 million concurrent with the signing of a definitive agreement for the Purchase. The Bridge Loan, which will be subject to the execution of legal documentation mutually acceptable to Buyer and Company, shall have the following terms and conditions:

     (a) The term of the Bridge Loan shall be six months with all outstanding principal and interest due and payable at the closing of the definitive agreement for the Purchase. The principal amount of the Bridge Loan shall be convertible into 2.0 million shares of the Company's common stock.

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CinemaStar Luxury Theaters, Inc.
June 20, 1997
Page 7

     (b) Interest shall accrue at the lesser of 14.0 percent per annum or the highest rate allowed by applicable law.

     (c) Concurrent with the funding of the Bridge Loan, the Company shall issue to Buyer (i) a warrant (the "First Warrant") to purchase 1.0 million shares of the Company's common stock, and (ii) a second warrant (the "Second Warrant") to purchase 1.5 million shares of the Company's common stock. The Second Warrant may not be exercised prior to August 29, 1997, and will be canceled upon closing of the definitive agreement for the Purchase or if the Company terminates the definitive agreement prior to its closing due to a default on the part of Buyer. The exercise price per share under each warrant shall be equal to the lesser of (i) $1.13 per share, or (ii) the average closing price of the Company's common stock as quoted on National Association of Securities Dealer's Automated Quotation System for the five trading days prior to the date on which the Bridge Loan is funded. If the Purchase is not consummated, the Company will agree not to issue other shares until it has obtained authorization for issuance of shares sufficient for exercise of all warrants and conversion of the principal amount of the Bridge Loan. The Company shall grant to Buyer full demand registration rights with regards to the underlying shares of Company common stock to be issued upon execution of both warrants and all shares issuable upon conversion of the Bridge Loan.

     (d) The Bridge Loan shall be secured with a second lien (a third lien with respect to the Chula Vista 6 lease) on all of the assets of the Company, including but not limited to all leases.

     (e) The terms of the Bridge Loan shall contain representations, warranties and covenants customary for a transaction of this type. Prior to repayment of all outstanding principal and interest owed on the Bridge Loan, the Company, without the express written consent of the Buyer, shall not (i) incur any new indebtedness except for trade payables incurred in the normal course of business, (ii) modify or otherwise change the by-laws or Articles of Incorporation of the Company or any of its affiliates except as contemplated by this letter of intent, (iii) enter into or modify any employment agreements, (iv) pledge, mortgage or otherwise encumber any of the assets of the Company, (v) enter into any agreements for the settlement of debts or litigation, (vi) enter into any contracts, leases or agreements having a term in excess of six months and a monthly payment obligation of in excess of $5,000 per month, (vii) take any actions detrimental to the ability of the Company to repay the Bridge Loan, (viii) issue any new shares of capital stock of the Company, or (ix) take any actions to diminish the value of the Buyer's collateral.

     (f) Upon default by the Company, the Buyer shall have remedies which include but are not limited to the following:

         (1)  Foreclosure of any and all collateral, and

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CinemaStar Luxury Theaters, Inc.
June 20, 1997
Page 8

         (2) The right to appoint a majority of the Board of Directors of the Company.

     (g) Company shall as a condition to the making of the Bridge Loan provide Buyer with such assurance as Buyer may reasonably require that the Bridge Loan will not violate any applicable usury or similar laws.

     (h) Company may at its option reduce the amount of the Bridge Loan, in such event, the number of shares of Company common stock covered by the warrants to be issued to Buyer pursuant to paragraph 10(c) above shall be reduced in the same proportion as the reduction in the principal amount of the Bridge Loan.

     11. MEXICAN OPERATIONS. During the due diligence period Buyer will evaluate the Mexican operations of the Company and consider a sale of the existing Mexican operations to John Ellison and certain other existing CinemaStar management personnel. In the event that Buyer determines to permit such a sale, the sale will be effected by an agreement to be negotiated between the Company and such Company personnel, subject to the approval of the terms of such agreement by Buyer.

     12. BOARD OF DIRECTORS. The Company's board of directors will be reconstituted to reflect Buyer's ownership of a majority of the Company's shares.

     13. BINDING LAW; ARBITRATION. To the extent that the foregoing provisions are intended to be binding upon the parties, (i) any dispute arising under such binding provisions shall be resolved exclusively by arbitration to take place in the state of Delaware; (ii) such binding provisions shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles, and (iii) the parties hereby consent to the personal jurisdiction of such courts in respect of disputes regarding such binding provisions. Company shall not assert as a defense to the payment of the Break Fee that the provisions of this letter of intent concerning the Break Fee are unenforceable due to vagueness. Any dispute between Company and Buyer with respect to any provision intended to be binding hereunder shall be resolved by arbitration. Buyer and Company shall each appoint an arbitrator, and such arbitrators shall appoint a third arbitrator. The decision of a majority of the three arbitrators shall be binding. Such arbitration shall take place in the state of Delaware at such place as a majority of the arbitrators shall agree, and shall be conducted in accordance with the rules of the American Arbitration Association or such other rules as the arbitrators may agree upon by majority vote.

     14. Buyer may assign its rights hereunder to any entity controlling, controlled by or under common control with Buyer, which assignment shall not require the consent of the Company.

     Except for paragraphs 5 to 9 above inclusive and 13 and 14 (which shall be binding on the parties hereto), the foregoing provisions of this letter is only an expression of the

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CinemaStar Luxury Theaters, Inc.
June 20, 1997
Page 9

mutual intention of Buyer and the Company and shall not constitute any binding agreement of the parties hereto. Except with respect to paragraphs 5 to 9 above inclusive and 13 and 14, no binding agreement between the parties shall arise except upon execution and delivery of the definitive agreement referred to in paragraph 3 hereof. In the event a definitive agreement is not executed on or prior to July 15, 1997, this agreement shall terminate except for the provisions of paragraphs 6, 8, 9, 13 and 14, which shall survive.

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CinemaStar Luxury Theaters, Inc.
June 20, 1997
Page 10

     Please indicate your acceptance of the proposal by executing this letter in the space provided below, and then returning an executed copy to me at the address below no later than 5:00 p.m., PDT, on June 24, 1997.

Very truly yours,

RUST CAPITAL, LTD.
By:  Rust Investment Corporation
Its: General Partner


     By:  /s/ JACK R. CROSBY
        -------------------------------
          Jack R. Crosby, President

Acknowledged, accepted and agreed to on this __ day of June 1997 by:

CINEMASTAR LUXURY THEATERS, INC.


By:   /s/ JOHN ELLISON, JR.
    -------------------------------
Its:  PRESIDENT
    -------------------------------


     /s/ALAN GROSSBERG
    -------------------------------
     Senior V.P.